Exhibit 6.3

Memorandum of Agreement- Global Partnership

To:	Primeline HK Ltd. & VeritasPay Philippines Inc.

803, 40 San Buenaventura Street Bagong Ilog, Pasig City
Metro Manila Philippines 1600

Represented by Gary Repchuk managing Consultant,

(hereafter the “VeritasPay”)

&

SmartCard Marketing Systems Inc.

20c Trolley Square, Wilmington. Delaware, USA, 19806

Represented by Massimo Barone CEO & Founder

& CT Payment Inc. jointly hereafter the “SmartCard”

The following Memorandum of Agreement(“Agreement”) sets out the basic terms upon which SmartCard Marketing Systems Inc. is prepared to enter a business relationship with VeritasPay HK Ltd a Hong Kong company with its Head office in the Philippines – VeritasPay Philippines Inc. These terms are not comprehensive and additional terms, including reasonable warranties and representations, are expected to be incorporated into a formal agreement as per additional addendum by new parties entered into the extended agreement (the "Definitive Agreement").

The initial terms are as follows; is a description of the working and compensation relationship between the parties SmartCard and VeritasPay the Parties;

Whereas SmartCard management has entered into a partnership with VeritasPay a Payment technology provider of Mobile Payment Applications (MPOS) for accelerating of credit & debit transactions through its middleware and multi-OS solutions. The Companies will work to deploy a full suite of EMV resource layers for MPOS & EPOS including Ecommerce to be described and attached as record to this document. VERITASPAY will supply an EMV certified compliant solution for MPOS payment processing and submission of regulated credit or debit cards. VeritasPay or SMARTCARD may also extend their services by having Bank routed cards for processing by direct issuers of cards to their own proprietary or licensed platform for Merchants & Consumers as a resource offering (Closed loop and/or ATM cards).

Whereas SmartCard had entered into operational terms with several payment acceptance APPs and device manufacturers globally (see annex’s)

At this time and made available to VeritasPay by SmartCard, the current certified library of certified manufacturers to the gateway: BBPOS, Dejavoo, BlueBird, Pax, Verifone & Ingenico product lines. In support of library expansion, SmartCard has entered into a relationship with Payspend of Canada & Cardtek Inc. of Turkey. The objectivity of the integration will allow The Dejavoo terminal to be integrated into and in combination with the VeritasPay MPOS & merchant gateway host. Dejavoo will supply a senior programmer to work with VeritasPay to create the bundled offering for the global market. Additional hardware device manufacturers are as follows; Fdata & Dspread manufacturing of POS Peripherals.

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The parties agree to accelerate and broaden the scope of each parties’ connectivity & acquiring networks with best of business practices, technology, acquiring, processing for the direct merchants of the Philippines and South East Asia markets. In addition, SMARTCARD will assist planning for Veritas to expand through CT Payments Inc. in Canada, Worldnet & GlobalOne amongst others and its affiliate acquiring relationships. The following “undertakings” promote payment services to SME & Global Enterprises in the region/internationally comprising a mix of solutions for Retail, Transit, Healthcare, Education, Hotel/Resort, Entertainment/Hospitality, Government and to Independent Service Providers. Also SmartCard has developed partner relations and proprietary solutions under licensing and SAAS services for EMV, MSR, Ecommerce, Wireless, Contactless including DCC services for a wide network scheme of credit and debit networks. To facilitate the deployment of the full CT/Smartcard solution, VeritasPay will set up a Remote Host infrastructure to be certified by CT/Smartcard –

See Annex B for device types, functionality & service warranties.

UNDERTAKING 1

VeritasPay agrees to support the BBPOS EMV POS line which it currently does & agrees to support and certify with the BlueBird Inc. POS line; Specific models will be listed as part of the agreement as an annex to this agreement. In addition, VeritasPay will increase its device service structure to support an EMV Wireless device for Desktop through a semi-integrated payment app solution for both Android & IOS operating systems. Should VeritasPay want to add different manufacturers to the certified list, Smartcard agrees to add 2 devices free of charge of the certification process.

Whereas SmartCard management has entered into a partnership with VeritasPay a Payment technology provider of Mobile Payment Applications for accelerating of credit & debit transactions through its middleware and multi-OS solutions a full suite of EMV resource layer to be then attached as record to this document. VERITASPAY to supply an EMV certified compliant solution for MPOS payment processing and submission of regulated credit or debit cards. VeritasPay or SMARTCARD may also extend by having Bank routed cards for processing by direct issuers of cards to their own proprietary or licensed platform for Merchants & Consumers as a resource offering.

SMARTCARD will also assist Veritas to strategically incorporate an in-house device lab for certification to the card scheme networks. This unique opportunity allows Veritas to be an agnostic solution for Banks, Telecom & Global Enterprise acquirers.

Whereas Mr. Barone has defined a strategic business model in collaboration with Gary Repchuk to disrupt the payment industry in the Philippines and regions of Asia – thereafter to service the Model in the USA & Latin America through licensing of Veritas to SmartCard. The business models serve several purposes to engage ISV’s & ISO primarily to use the Middleware of VeritasPay as an enabler of connected processing services for both credit & debit transactions; for both online & offline networks.

The technology implemented allows for the communication and engagement with other acquiring networks, gateways & card schemes which may be necessary to expand or exploit different markets. In addition, Smartcard and VeritasPay will perform internal certifications to further advance the launch and market rollout of trending technologies servicing the B2B, B2C & Peer lending wallet including Mobile Wallet solutions.

In addition, SmartCard & CT have developed an EMV emulation solution unique to MIGS MasterCard gateway enabling Wireless POS, MPOS & EPOS solutions including interoperability for semi-integrated solution. Veritas to additionally migrate the Veritas MPOS solution to the CT API to create an agnostic seamless solution.

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VeritasPay to support business models as identified between the parties;

1.	A direct solution for EMV host & MIGS connectivity offered through its select partners including CT Payments Inc.

2.	A dedicated host solution for clients of VeritasPay requiring the CT host as a processing suite for EMV & EPOS if required a stock suite for integrations between parties to include ISV, ERP, & ECR integrators.

3.	Card Issuing Management Solution – EMV *

a.	Card file Manager for EMV

b.	HSM security module

c.	Prepaid, Gift or Credit Line Cards

d.	* VeritasPay will require its full setup of hosted secure servers and PCI compliancy to then connect to the PSP host to provide the EMV Card File Management solution to Banks, CU & Global Enterprise for issuing & card production processing. The partnership a 50/50 split of which the share of SMARTCARD is divided with that of PSP.

4.	DCC engine utility for Currency processing with Acquirers -POS - MPOS - ATM note: the following model to be entered into with SMARTCARD & VeritasPay in a SAAS model host solution for Card file management to service the Philippines Market. Veritas will be required to write some unique coding for the DCC facilitation through the POS terminals & to the acquirers of record.

VeritasPay Deliverables and Responsibility;

VeritasPay undertakes to provide a white label solution designated as VelocityMpos for presentation & showcasing to potential clients; Banks, Telecom, Global Enterprise & their merchants & integrator partner operators.

The further undertaking is a strategy of SMARTCARD to deploy and integrated strategy for ISV partners to deploy the combined SMARTCARD & VeritasPay MPOS technology with access to the DLL Libraries of the connected EMV MPOS Devices in all territories except the Philippines

SMARTCARD Deliverables and Responsibility

The company agrees to provide best of practices & training to the team of VeritasPay including strategy and from time to time opportunities in the payment industry to remain as a disruptive technology.

The main areas of business remain as acknowledged;

•	Mobile Payments

•	Payment Processing for Card & Non-Card present transactions

•	Bank, CU & Telecom acquiring Payment solutions

The Main Industries;

•	Banking, Telecom, Govt, Transit, Health, Transport, Hotel & Entertainment, Egaming & licensed Land Casino’s, Delivery, Retail, Ecommerce & Money Service Business programs.

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Business Partnership

Whereas SMARTCARD agrees to be a mutually agreed upon on selected and preapproved basis reseller of VeritasPay within the Philippines and a MSP of VeritasPay Globally. Reselling within the Philippines is at the sole discretion and preapproval of VeritasPay

VeritasPay agrees to conform with the strategy of the Veritas host platform for MSB’s as a connection gateway to ecommerce processors and in some scenario’s and end point terminal connection. Both parties will develop an ISV Strategy to accelerate payment for FINTECH companies requiring a fully developed and globally certified payment architecture. The structure for each referred company will be reflected in a separate addendum to this agreement.

SMARTCARD has already introduced ISignThis & TouchPeak software which will expand on the service bundles model for the payment industry for new revenue sources as a service model.

The parties will agree to a revenue share structure as outlined in the Addendum for each referral company. The goal will be to promote the Veritas or SmartCard services to Banks, Telecom, Global Enterprise including service providers.

Future Option – Card Issuing Management Solution – EMV

1)	Card file Manager for EMV

-	HSM security module

-	Prepaid, Gift or Credit Line Cards

2)	DCC engine utility for Currency processing with Acquirers

-	POS

-	MPOS

-	ATM

Sales and Strategic relations

Whereas Veritas has entered into agreements with Smart Telecom’s PayMaya to become an authorized Payment Facilitator or BIN authorize company with sponsorship by the acquirer of record.

SmartCard has entered into relationship by facilitating and collaborating with Veritas on the production solution to the host and gateway architecture. The partnership will allow for shared revenue distribution on the Interchange and underwriting of new merchants globally. The costing of the underwriting has not been established and will be added as an addendum to the agreement at a future date.

Territories & Waiver

Whereas VeritasPay or SMARTCARD have mutually entered into a relationship with CT at the time signing of this agreement and unless provisioned separately will not support or enter into agreement to service for restricted territories. All other territories are available to service in the partners and market but not exclusive. Whereas VeritasPay understands and acknowledges that SMARTCARD continues to do business in territories outside the Philippines with other payment companies which does not compete for merchants at the MPOS or Ecommerce layer level.

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Reserve List

The companies will produce a reserve list of entities which it currently conducts business with and is putting on a” do not solicit list”. It is the obligation of both parties to properly disclose within a best of practices standard to advise each party if any conflict exists.

Reserve List

LIST OF EXISITING THIRD PARTIES IN RESPECTIVE REGION:

By VeritasPay in Canada: Servus Credit Union, Coast Capital Credit Union, The Exchange Network, Everlink Network, Acculink Network

BY SMARTCARD in Philippines:

Companies listed in Scope of Work / Undertakings of this agreement. As well as companies listed in Joint Venture / Partnership annex of this agreement.

Licensing engagement partnership MWALLET/CHECK 21;

Whereas SMARTCARD has a payment wallet technology for Web & Mobile. We are prepared to partner on the final build of the platform. The total costs of the final build summary are $35k USD estimate plus/minus $5k USD. We are prepared to share a 50/50 relationship globally with VeritasPay on the future sales including building the wallet from the resources files of VeritasPay backend gateway. The fee’s if agreed would be allocated weekly in partial payment to the dev team currently working on the final scope of work for production.

Whereas Smartcard will license to VeritasPay as an MSP its proprietary technology. Check21SAAS.com & Genorocity.com for Banks, Telecom & Retails businesses in the region.

Scope of Work;

As there are several tasks and builds this document serves as the principle agreement to be later annexed for the definitive agreements ongoing.

The initial scope of work will comprise of the delivery by VeritasPay of a host secure PCI environment from Asia to connect to. Then the integration of the HSM and preparation of the Key Injection facility and appliance in a secure compliant environment.

Undertaking 1 - Scope of Work - NEW CO HOST SET UP:

1)	Hardware setup & configurations

a.	Co-Host connectivity with CT Payments Inc.

b.	Co-Host connectivity with PSP Inc.

2)	MPOS connectivity through host integration to CT

3)	MIGS Emulation card not present – for mobile payments

4)	MIGS Emulation card not present – for ecommerce transactions

5)	MIGS Emulation for EMV Card present - MIGS EMVV

6)	EMV- connectivity for POS Terminals / Wireless/MPOS/Desktop

7)	EMV- MIPS & VAPS settlement services

8)	PIN Debit Integration for Veritas Bank

9)	DCC (Dynamic Currency Conversion)

10)	DCC with ATM processing platform for acquirers

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Undertaking 2 - E-commerce & Payment.

The companies agree to establish a unique ecommerce gateway host for multiple acquiring strategies globally. In addition to work with various processors and certify the solution to broaden the scope of services of the host environment for Multi-Currency processing, MSB money services including AML & KYC services, Tokenization with card vaulting, BlockChain interoperability & a strategic alliance with ISV partners for deployment in Retail & Large Enterprise solutions. The primary strategy will focus on multi mid boarding & developing an API host.

Undertaking 3 - Scope of Work & Environment Partnership for PayMaya

VeritasPay will present a Payment Facilitator model to PayMaya whereas VeritasPay absorbs the development and certification costs.

The interoperability of the Pay May licenses MSR & EMV application with BBPOS suite of EMV devices hosted on the CT “EMV switch & gateway”. The delivered solution will provide a comprehensive suite combination of Wireless POS & MPOS with semi-integrated solutions allowing Pay Maya instant market deliverables & resource build of integrator partners with their own suite of technologies requiring payment interoperability. Whereas VeritasPay will obtain PayMaya’s agreement to authorize the parties the right of being a PSP & Payment Facilitator of the PayMaya acquiring solution with best of industry rates. VeritasPay will obtain the PayMaya agreement to fully sponsor the registrations of the MIGS & MIPS/VAPS certification.

Undertakings 4 gateways - ISV Integration software

The parties agree to evaluate and develop an interoperability scheme between parties to accelerate payment acceptance between parties & their acquiring, processing or issuing relationships. Additionally, the companies undertake to exchange API’s of card present & card not present solutions required. The Gateway API’s are required for routing of transactional payment acceptance or any priority level clearing or settlement capabilities available to them.

The strategy build is to deliver an API that consist of the gateway, the MPOS and the Host architecture. In addition, the company should segment each technology and market each as its own environment.

SMARTCARD to work with the VeritasPay team to deliver a fully staged API suite for Processors & ISO’s to integrate into Payment Applications and 3rd party vendor builds.

✓	CT Payment Gateway

✓	TrustsPay

✓	ISignThis

✓	TouchPeak Software

✓	VelocityMwallet Technology LLC

✓	Global1

✓	Planetpayment

✓	Global e-Serve: India

✓	UNEPOS – Singapore

✓	HYPRATAXI

✓	SIRVED.com

✓	Nova2PAY

✓	WorldNET

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Supplier List of Channel Partners; Smartcard/CT will work in alliance as the partner of record and assignment with the following partners for CLIENT;

✓	ISignThis

✓	Vieway Intl

About VeritasPay and its proprietary technology

VeritasPay are developers of PCI certified Mobile Payment/Point of Sale software solutions including: Payment Gateway options, Customized Mobile Payment Applications, End to End Encryption and Data Security services, Closed/Open Loop Card Management & Merchant Management Services. Veritas leverages their presence in the Philippines with GLOBAL relationships. To provide its clients and ISO’s choice, VeritasPay offers the highest number of mPOS solutions in the industry, a robust and customizable Middleware/Dashboard, payment gateways services include multiple connectivity partners and direct processing capability to MasterCard, VISA, JCB, AMEX, Discover and CUP. (MiPS, EMV MiGS, VaP), to the Philippine and Global market. VeritasPay EMV & Ecommerce Architecture host for Banks, Telecom & Global Enterprises is delivered as a SaaS model and is supported by a Mobile certification lab which can complete MTiP and ADVT certification for its Acquiring clients.

About SmartCard Marketing Systems, Inc.

SmartCard Marketing, Inc. (SMKG:OTC) is a financial technology solutions provider to the global payments industry, delivering a cloud-based EMV Host platform to banks, telecoms & enterprise customers. In addition, it offers proprietary transaction software solutions & services, Genorocity, a coupon & incentive management platform, Check21SAAS a Remote Check Deposit solution for X9 clearing & VelocityMWallet, a payment ecosystem for alternative payment solutions. For more information, go to www.smartcardmarketingsystems.com

About www.Genorocity.com

The company SmartCard has a proprietary Coupon & Incentive platform of which it would integrate with VERITASPAY card issuing platform for the undertaking to have live redemption and reconciliation through an API call interoperability to work with merchant bases POS & MPOS clients

•	-Web Dashboard

•	-Multi-OS APPs

•	-Geo Source

•	-Profile filters

•	-Social Tagging

•	-Redemption and Reconciliation

•	-beacon product proximity

•	-preferred wish-list

•	-redemption, reconciliation

•	-vouchers, cashback etc.

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About Check21 SAAS.com

The Check21 platform by SMARTCARD was developed & designed for todays Web & mobile banks, CU & Global Enterprise. The solution included image archiving, messaging, currency & Optical Character Recognition technology to produce a batch file including the x9 file format Cash-Letter required to transmit for processing.

•	-Head Office Module fully customizable

•	-Branch Software Module & Manager & User controls – limits

•	-Corporate Treasury Client Module & User set Limits

•	-Canon Check Scanners capture for Web App & Mobile RDC

-	Pending consumer module (September 2016)

About CT Payment Inc.

CT-Payment has been setting the pace in electronic POS transaction since 2002. It is North American leader in EMV compliant payment services & is Canada's largest debit- & credit-card processing company to be fully independent of Canadian financial institutions & acquirers. As a member of Interac® & a debit acquirer, CT-Payment delivers integrated debit authorization & settlement services on behalf of its customers & business partners. As an experienced multi-acquirer service provider, CT-Payment offers transaction processing for point-of-sale debit & credit terminals, customized web-payment integration solutions, & the management of loyalty programs. CT-Payment further specializes in the development of platforms for emergent technology in the Global payment-processing ecosystem. It fully complies with PCI international security standards. To find out more: www.ct-payment.com

Costs: Each party will be responsible for the payment of its own costs and expenses, including reasonable attorneys’ fees and expenses, in connection with the transactions contemplated in this Memorandum. The fee for development and scope of work for SmartCard Marketing Systems Inc. as defined above are the expenses and costs of SmartCard Marketing Systems Inc.

No agency: Neither party is the agent, representative nor partner of the other party and this Memorandum shall not be interpreted or construed to create an association, agency, joint venture or partnership relationship between the parties

Confidentiality: The parties agree to maintain in confidence the existence of this Memorandum and its contents and not to disclose same to any third party (other than their professional advisors) without the prior consent of the other party. Notwithstanding the previous sentence, either party may disclose the existence of, and the contents of, this Memorandum in connection with securities law filings as a party deems appropriate, or as required by law. No press or other publicity release will be issued to the general public concerning the proposed Transaction without mutual consent.

Term.

This Agreement shall continue for 5 years from the date of disclosure of any Confidential Information. Notwithstanding the foregoing, any Confidential Information that also constitutes a trade secret under Delaware law shall remain subject to the restrictions of this Agreement until such Confidential Information is no longer a trade secret.

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Standard of Care.

Parties each agree to hold the other Party’s Confidential Information in strict confidence and not to disclose Confidential Information to any third party or to use it for any purpose other than as specifically authorized herein. Each Party agrees it will employ all reasonable steps to protect the Confidential Information of the other Party from unauthorized or inadvertent disclosure, including using the same degree of care as for its own information of like importance but at least reasonable care in safeguarding against disclosure at all times.

Parties may disclose each other’s Confidential Information only to those employees, officers, directors, attorneys and accountants (“Representatives”) having a need to know and only to the extent necessary to enable the Parties to adequately perform their responsibilities to each other. Parties agree to instruct such Representatives not to disclose Confidential Information to third parties, including consultants, and not to use it for any purpose except as specifically authorized herein without the prior written permission of the disclosing Party. The Parties will undertake to use their best efforts to ensure the individual compliance of such Representatives with the terms of this Agreement, and will be responsible for the failure of its Representatives to comply with this Agreement. Each Party warrants it has the authority to enter into this Agreement for itself and its corporate affiliates and subsidiaries.

Return of Confidential Information.

Each Party shall retain the right to demand the return of Confidential Information from the other at any time. No copies of the Confidential Information shall be made by the receiving party except as may be necessary to perform services relating to the Confidential Information as requested by the disclosing party. If the Parties decide not to proceed with the proposed business relationship or upon the written request of the disclosing party at any time, the receiving party shall either destroy or return to the disclosing party all tapes, diskettes or other media upon which the disclosing party’s Confidential Information is stored, and all copies thereof, if any. For destruction, if requested by the disclosing party, the receiving party shall certify in writing to be delivered to the disclosing party within five business days following such destruction that such destruction has been completed.

Good Faith Negotiations: Each of the parties will act honestly, diligently and in good faith in their respective endeavors to negotiate, settle and execute the Definitive Agreement within [60] days following the execution of this Memorandum.

Exclusive Opportunity: The Parties agree not to enter discussion, negotiations, arrangements or understandings with another third party in their respective regions without first consulting the other party prior to signing the ‘Definitive Agreement’. This excludes any third party already engaging with the Company.

Proper Law: This Memorandum will be governed by and construed in accordance with the laws of the Republic of the Philippine Islands and the parties hereby abide to the exclusive jurisdiction of the Courts of Makati City, Manila. in any proceeding hereunder.

Not a Binding Agreement: This Memorandum does not create a binding contract and will not be enforceable, except in respect of the obligations set out as defined as commercial terms inclusively. Only the undertakings be included into as the initial Definitive Agreement, duly executed and delivered by the parties, will be enforceable, and it will supersede the provisions of this Memorandum and all other agreements and understandings between the parties with respect to the subject matter of this Memorandum.

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Counterparts and Electronic Means: This Memorandum may be executed in several counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument. Delivery to us of an executed copy of this Memorandum by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery as of the date of successful transmission to us.

Publication

This agreement sets forth a material undertaking of which SmartCard Marketing Systems Inc. will publish with the consent of VeritasPay HK Ltd

Acceptance: If you are agreeable to the foregoing terms, please sign and return to the undersigned a copy of this Memorandum

Yours truly,

SmartCard Marketing Systems Inc.

/s/ Massimo Barone
Massimo Barone
CEO & Founder

/s/ Gary Repchuk
Gary Repchuk
Managing Consultant

The above terms are accepted this 12th day of January 2017.

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Appendix 1– Pricing, Investment Fees

The parties agree this is a partnership of mutual benefit The enhancements and infrastructure of VeritasPay will directly and indirectly benefit Smartcard, therefore the parties agree that SMARTCARD has the option to pay/issue up to the following in stock to VeritasPay for the white label license of the platform & MPOS solutions. and aforementioned fees paid by VeritasPay will be offset by SMARTCARD stock. ** (see pricing table)

VeritasPay will pay a fee of $60k CDN to SMARTCARD with an initial deposit of $30K CDN. The initial fee to be deducted from an origination fee already paid of $10K USD of which SMARTCARD has provided services to VeritasPay.

the figures below have an estimate margin of +/- 5k

DESCRIPTION	Veritas Pay fees to Smartcard	Smartcard fee to VeritasPay*

Fee for integration of HPA software to CT as per CT EPS1 Spec:	Included
Development associated with VISA/MasterCard/JCB/AMEX/CUPO configuration required for Acquiring Bank/Bancnet &	$40K CDN	$60K
$20K CDN

Development Bundle with Host, POS Solution & Integrated migration of MPOS for all in one with “End to End” encryption	$.035 CDN - $10K CDN

Licensing Fee’s remote host Hub:

Fee per transactions of all transactions processed by Smart for VeritasPay attached Appendix A.1	min trans

Fee per transactions of all transactions processed by VeritasPay for VeritasPay attached Appendix A.2	TBD

Assist Hardware setup HSM & Key Injection system & Set	Included

PCI Audit assessment: dependent on hardware/datacenter. Paid directly to Assessment Agency	$18K CDN EST

Licensing Fee for DCC: Optional – Estimated Fee paid directly to DCC provider	$30K USD

This fee is payable upon entering the MSP agreement with the partners VeritasPay to Install all required infrastructure and complete programming and development as required to enable DCC for VeritasPay and/or velocity mPOS

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Revenue Share DCC	Smart Client: 65/35: Smart
Parties will agree to a revenue share structure as outlined below to promote the services to Banks, Telecom, Global Enterprise including service providers.	Veritas Client: 65/35: Veritas Reseller: 65: Smart/Veritas(50/50)

VeritasPay undertakes to provide a white label solution designated as VelocityMpos for presentation & showcasing to potential clients; Banks, Telecom, Global Enterprise & their merchants & integrator partner operators.	$60K CDN**

VeritasPay agrees to conform with the strategy of the Veritas host platform for MSB’s as a connection gateway to ecommerce processors and in some scenario’s and end point terminal connection. SMARTCARD has already introduced ISignThis & TouchPeak software which will expand on the service bundles model for the payment industry for new revenue sources as a service model.	Parties agree to a revenue share split:

Development and processing of CUP fund remittance to HK settlement for ongoing forward payment to international sources. : Automated response process for KYC & AML; for the proof of authorization & debiting of funds the resource solution host solution will be VeritasPay gateway	TBD

Card Management Solution Platform with PSP host. EMV e55 card file & card file issuance & processing platform	Veritas support as an MSP in Philippines including Asia.

ISSUING: VeritasPay will require its full setup of hosted secure servers and PCI compliancy to then connect to the PSP host to provide the EMV Card File Management solution to Banks, CU & Global Enterprise for issuing & card production processing.	The partnership a 50/50 split of which the share of SMARTCARD is divided with that of PSP

Parties will agree to a revenue share structure as outlined to promote Veritas Development work required and contracted by Equipment Manufacturers, Software companies etc.	Separate Addendum for each ISO, ISP, or VAR

The companies agree to a develop a compensation schedule between parties on;

1.	Referrals

•	Technology sales & licensing,

•	Certifications including;

o	EMV POS device integration and

o	Apps certifications

•	DCC & acquiring compensation

•	E-check & Check 21 solutions

•	Couponing & rewards platforms Genorocity.com

•	Mobile wallet with HCE certified technology

2.	Key Injection Business Model for VeritasPay;

The solution provided will allow for the monetization of injecting EMV devices for the Country. This model also found in North America is a common practice service model. The facilitation of Key Injection allows the company to control pricing and procure, ship and distribute hardware with full autonomy.

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3.	Acquiring

•	Transaction processing rates (pass through)

•	MIPS & VAPS

•	Card schemes

The parties agree that it will be necessary on a case by case basis to provide each opportunity with a standard scope of work assessment when the project or solution requires certification or a build for new product resource.

4.	Revenue Share

The following structure for a revenue share model to promote the services to Banks, Telecom, Global Enterprise including service providers will have a foundation as defined as follows individual agreement may vary according to circumstances

1)	70/30 divided between VERITASPAY & Smart for services delivered by partners referred to by Smart;

•	The nominal value allocated to the cost of service set up required by VERITASPAY in both the above schedules will be identified as the buy rate.

•	Additionally, the costs allocated to the client regarding model for costs related to estimates in certifications and compliancy which are treated independently

2)	For Smartcard Clients delivered by SmartCard and utilizing VeritasPay infrastructure: 60/40 divided between VERITASPAY & SmartCard;

•	The nominal value allocated to the cost of service set up required by VERITASPAY in both the above schedules will be identified as the buy rate.

•	Additionally, the costs allocated to the client regarding model for costs related to estimates in certifications and compliancy which are treated independently

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Joint venture/Partnership

Client Charter	Description

IFCSoftware.com	Airline Industry Pre-Order Solutions	White Label VeritasPay Solutions

Sirved.com	Takeout Delivery Software	White Label VeritasPay solution

Payspend.com	Money Service Platform

	Dejavoo POS EMV	Integration with VeritasPay Bundle

Axe-Pay.com	Money Transfer Solution with PayEco China. The partnership description is as follows. Axe-pay to supply SmartCard marketing systems inc with the products and services for merchants wanting to process payments from Chinese bases card holders. In addition, Axe-pay to facilitate the service of clearing and settlement of the funds for those transactions.	Back end integration with VeritasPay

Veritas to integrate the solution from Axe-Pay.

Develop a working cost matrix for the pricing model.

Veritas to provide its Phil express service in Philippines as well as in HK for remittance services to Axe-pay clients or merchants.

Veritas to provide the integrated suite of iSignthis services.

Also Axe-pay to provide the direct service for KYC & AML services idea verification through its partner service.

UnePOS.com	Shopping Mall & Stadium Pre-order Solutions

Cliq2Pay.com	MSB & Encryption Software	VeritasPay White Label

HypraTaxi Inc.	Taxi Industry Software and Enterprise	VeritasPay White Label

Dispatch Solutions

PSP Inc.	Card Issuing, Acquiring & Processing platform	Partner Host Provider

with Settlement Solutions

TouchPeak Solutions Inc.	POS Software Company	Veritas integration POS Bundles for Retail

ISignThis Inc.	Aml & KYC Partner	Fraud Risk Management

	Acquiring Network Provider 80 networks	multi merchant boarding

Worldnet	Ecommerce & Terminal End Point EMV	VeritasPay MPOS distribution

Global One Pay	Ecommerce global network processing	VeritasPay MPOS distribution

Planet Payments Inc.	DCC & Acquiring Network provider

AMP POS EMV	terminal POS EMV provider	integration with VeritasPay gateway

M-Snap	Host switch & ecommerce to NPCI, with MPOS suite & consumer pay	India	Integration of host API

Global Eserve	Host solution & MPOS for acquiring in India routing banks	India	Integration both end point & ecommerce

Omnisoft.io	Omnichannel Resources	USA Canada	Integration to omnisoft host for retail

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